EXHIBIT 14

                       CODE OF BUSINESS CONDUCT AND ETHICS
              AND COMPLIANCE PROGRAM FOR MEDIAN INTERNATIONAL CORP.



Effective March 23, 2005, our Company's board of directors adopted a Code of Business Conduct and Ethics and Compliance Program that applies to all of our Company's officers, directors and employees. As adopted, our Code of Business Conduct and Ethics and Compliance Program sets forth the following written standards that are designed to deter wrongdoing and to promote:

(1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

(3)      compliance with applicable governmental laws, rules and regulations;

(4) the prompt internal reporting of violations of the Code of Business Conduct and Ethics and Compliance Program to an appropriate person or persons identified in the Code of Business Conduct and Ethics and Compliance Program; and

(5) accountability for adherence to the Code of Business Conduct and Ethics and Compliance Program.

Our Code of Business Conduct and Ethics and Compliance Program requires, among other things, that all of our Company's personnel shall be accorded full access to our chief financial officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics and Compliance Program. Further, all of our Company's personnel are to be accorded full access to our Company's board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics and Compliance Program by our chief financial officer.

In addition, our Code of Business Conduct and Ethics and Compliance Program emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our Company, consistent with generally accepted accounting principles, and federal and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our chief financial officer. If the incident involves an alleged breach of the Code of Business Conduct and Ethics and Compliance Program by the chief financial officer, the incident must be reported to any member of our board of directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company's Code of Business Conduct and Ethics and Compliance Program by another.





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